Exhibit 4.7

                     	CERTIFICATE OF DESIGNATIONS
                                	OF
        	[CONVERTIBLE] [EXCHANGEABLE] PREFERRED STOCK, SERIES ___
                     	(Par Value $0.01 Per Share)
                                	OF
                      	McMoRan EXPLORATION CO.

	Pursuant to Section 151(g) of the
	General Corporation Law of the State of Delaware


	(If convertible or exchangeable, then insert such provisions below as are consistent with the terms of the security designated in the applicable
Prospectus Supplement.)

	We, the undersigned, being a Senior Vice President and the Secretary, respectively, of McMoRan Exploration Co. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

	DO HEREBY CERTIFY:

	FIRST. The Amended and Restated Certificate of Incorporation of the corporation authorizes the issuance of shares of Preferred Stock, par value $0.01 per share, in series, with variations, as may be determined by the Board of Directors of the corporation prior to the issue thereof, as to the designation of each particular series and as to certain of the rights, preferences and limitation of shares of each such series.

	SECOND. The Board of Directors of the corporation, acting by Unanimous Written Consent dated ____________, and a Special Committee thereof, pursuant to authority specifically granted to it by such Board of Directors, at a meeting duly called and held on _____________, duly adopted the following resolutions authorizing the creation and issuance of a series of Preferred Stock to be known as "$______ [Convertible] [Exchangeable] Preferred Stock."

	RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the corporation, hereby authorize the issue of a series of Preferred Stock of the corporation and hereby fixes the number, designation, preferences, rights and limitations thereof in addition to those set forth in the Amended and Restated Certificate of Incorporation as follows:

	1.	Designation.  (a) ___________ shares of Preferred Stock of the corporation are hereby constituted as a series of Preferred Stock designated as "$____ [Convertible] [Exchangeable] Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respect with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative. The Board of Directors is authorized to increase or decrease (but not below the number of shares of this Series then outstanding) the number of shares of this Series.

	(b)	Shares of this Series which have been redeemed [converted into
_________] [exchanged into ___________________] or purchased by the corporation shall be cancelled, and shall revert to authorized but unissued Preferred Stock undesignated as to series, and may be reissued as a part of this Series or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

	2.	Dividends.  (a) The holders of shares of this Series shall be entitled to receive, but only out of funds legally available therefor, cash dividends. Such dividends shall be paid when, as and if declared by the Board of Directors on the first day of ___________, __________, _________ and
__________ in each year commencing __________________ (each such date being referred to herein as a "Dividend Payment Date") to holders of record on the record date determined by the Board of Directors in advance of the payment of each particular dividend. [Such dividends shall be cumulative from the date of issue of the shares of this Series.]

	(b)	So long as any shares of this Series shall be outstanding, the corporation shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of this series and the shares of any other class or series of Preferred Stock, (i) declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect of, the Common Stock or any other stock of the corporation, ranking junior to this Series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation (the Common Stock and any such other stock being herein referred to as "Junior Stock"), other than a dividend payable solely in Junior Stock, (ii) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of reclassification of Junior Stock, or the exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (iii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock.

	(c)	If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of this Series and shares of any other series of Preferred Stock, the total available funds to be paid in partial dividends on the shares of such other series of Preferred
Stock and the shares of this Series shall be divided among this Series and such other series of Preferred Stock in proportion to the aggregate amounts of dividends accrued and unpaid with respect to this Series and such other series of Preferred Stock.  Accruals of dividends shall not bear interest.

	3.	Dividend Rate.  The Dividend Rate on the shares of this Series for the period from the date of original issue thereof to and including _______________, and for each Dividend Period thereafter shall be $________ per annum. The term "Dividend Period," as used herein, means, with respect to any Dividend Payment Date, the period commencing on the day following the immediately preceding Dividend Payment Date to and including such Dividend
Payment Date.

	4.	Redemption.  (a) The shares of this Series shall not be redeemable prior to _____________. Thereafter, the corporation, at its option, may redeem the shares of this Series, in whole or in part, at any time or from time to time, upon notice given as hereinafter specified, at the following redemption prices per share if redeemed during the twelve month period commencing on _______________ of the year indicated:

	Year	Price






and at $_____ per share thereafter, plus, in each case, an amount equal to all accrued and unpaid dividends on the shares being redeemed to and including the date fixed for such redemption. Notwithstanding any provision of this Section 4 to the contrary, any accrued and unpaid dividends in respect of shares of this Series to be redeemed shall be payable to the holder of record of such shares, as determined on the relevant record date.

	(b)	Notice of redemption shall be mailed by the corporation by first class mail, postage prepaid, not less than 15 nor more than 60 days before the date fixed for redemption, to each transfer agent for the shares of this Series to be redeemed and to each holder of record of such shares addressed to such holder at his address shown on the registry books of the corporation. Such notice of redemption shall set forth the date fixed for redemption, the number of shares of this Series to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, the applicable redemption price and the place or places (including a place in the Borough of Manhattan, The City of New York) at which stockholders may obtain payment of such redemption price plus accrued dividends upon the surrender of the certificates representing their shares. Failure to mail such notice, or any defect therein or in the mailing thereof, to any particular holder shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed from any other holder.

	(c)	If less than all the outstanding shares of this Series are to be redeemed, the number of shares of this Series to be redeemed and the method of effecting such redemption, whether by lot or pro rata, shall be as determined by the Board of Directors.

	(d)	At any time after a notice of redemption has been given in the manner prescribed herein and prior to the date fixed for redemption, the corporation may deposit in trust, with a bank or trust company identified in the notice of redemption having capital, surplus and undistributed profits aggregating at least $50,000,000, an aggregate amount of funds sufficient for such redemption (including dividends accrued on the shares of this Series called for redemption to the date fixed for redemption) for immediate payment in the appropriate amounts upon surrender of certificates for such shares. Any interest accrued on such funds shall be paid to the corporation from time to time. Such deposit in trust shall be irrevocable, except that any funds deposited by the corporation which shall not be required for the redemption for which they were deposited because of the exercise of rights of conversion subsequent to the date of deposit shall be returned to the corporation forthwith, and any funds deposited by the corporation which are unclaimed at the end of two years from the date fixed for such redemption shall be paid over to the corporation upon its request, and upon such repayment the holders of the shares so called for redemption shall look only to the corporation for payment of the appropriate amount.

	(e) 	From and after the date of the deposit of trust funds for the redemption of shares of this Series in accordance with the provisions of Section 4(d) hereof or, if no such deposit is made, from and after the date fixed for redemption (unless the corporation shall default in making payment of the amount payable upon such redemption), whether or not certificates for shares so called for redemption have been surrendered by the holders thereof as described below, dividends on the shares of this Series so called for redemption shall cease to accrue, and such shares shall be deemed to be no longer outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the amount payable upon such redemption and, up to the close of business on the date fixed for such redemption, the right to convert such shares as set forth in Section 7 hereof) shall cease and terminate. Upon surrender in accordance with the notice of redemption of the certificates for any shares of this Series so redeemed (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), the holder thereof shall be entitled to receive payment of the redemption price plus an amount equal to all accrued and unpaid dividends as aforesaid. If less than all of the shares represented by any such surrendered certificate are redeemed, the corporation shall execute and deliver to the holder thereof, or to his written order, a certificate or certificates representing the unredeemed shares.

	(f)	In no event shall the corporation redeem less than all the
outstanding shares of this Series and shares of any other series of Preferred Stock pursuant to this Section 4 unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of this Series and the shares of such other series of Preferred Stock.

	(g)	In connection with any redemption of shares of this Series, the corporation may enter into an agreement with one or more investment bankers or other purchasers for the purchase of the shares to be redeemed from the holders thereof and the conversion of such purchased shares into shares of Common Stock as provided in Section 7 hereof. Such agreement shall provide that the amount to be paid by such purchasers to the holders of the shares of this Series to be redeemed shall not be less than the redemption price for such shares together with all accrued and unpaid dividends thereon to and including the date fixed for redemption and may provide further than such amount be deposited in trust, on or before the close of business on the date fixed for redemption, with a bank or trust company designated by the corporation meeting the requirements set forth in Section 4(e) hereof. Notwithstanding anything to the contrary contained in this Section, the obligation of the corporation to pay the redemption price of the shares of this Series to be redeemed, together with accrued and unpaid dividends thereon to the date fixed for redemption, shall be deemed to be satisfied and discharged to the extent such amount is so paid by such purchasers. If such an agreement is entered into, any shares of this Series to be redeemed that have not been duly surrendered for conversion by the holders thereof may, at the option of the corporation, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such holders and (notwithstanding anything to the contrary contained in this Section 4(g) or in Section 7 hereof surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the date fixed for redemption, subject to payment of the above amount as aforesaid.

	4.	Voting Rights.  (a) Except as otherwise provided by law, the holders of shares of this Series shall not be entitled to vote on any matter or to receive notice of, or to participate in, any meeting of the stockholders of the corporation.

	(b)	In addition to any other vote required by law, the corporation shall not (i) create, authorize or issue any series or class of Preferred Stock ranking prior, either as to payment of dividends or distributions of assets upon liquidation, dissolution or winding up, to this Series, or (ii) change the preferences, rights or limitations with respect to this Series, in each case, if such action would materially adversely affect the interests of the holders thereof, without the affirmative vote of the holders of a majority of the aggregate number of shares of this Series at the time outstanding, voting as a separate class; provided, that nothing herein contained shall require such a class vote in connection with any increase in the total number of authorized shares of Common Stock or the creation, authorization or issuance of any Junior
Stock or any series of Preferred Stock ranking, as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation, on a parity with the shares of this Series and provided, further, that no such vote of the holders of shares of this Series shall be required if, at or prior to the time when the actions described in clause (i) or (ii) of this
Section 5(b) shall become effective, provision is made in accordance with
Section 4 hereof for the redemption of all shares of this Series at the time outstanding.

	6.	Preference upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of shares of this Series shall be entitled to receive, out of the remaining net assets of the corporation, the amount of $_______ in cash for each share of this Series, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to or set apart for the holders of any Junior Stock. If, after payment or provision for payment of the debts and other liabilities of the corporation, the remaining net assets of the corporation are not sufficient to pay to the holders of shares of this Series the full amount of their preference set forth above, then the remaining net assets of the corporation shall be divided among and paid to the holders of shares of this Series and holders of shares of any stock of the corporation on a parity as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation ratably per share in proportion to the full per share amounts to which they respectively are entitled. For purposes of this Section 6, a consolidation or merger of the corporation with one or more other corporations or the sale of all or substantially all of the assets of the corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

	Subject to the rights of the holders of shares of any series or class of stock ranking prior to this Series and of the holders of shares of any stock of the corporation on a parity as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation, after payment shall have been made in full to the holders of this Series as provided in this Section 6, the holders of any Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and shares of this Series shall not be entitled to share therein.

	7.	Conversion Privilege.  (If applicable, insert conversion privilege into shares of Common Stock or other securities or rights of the corporation)

	8.	Exchange.  (If applicable, insert Exchange features.)

	9.	Notice of Certain Events.  In case:

		(a)	the corporation shall declare a dividend (or any other
distribution) payable to the holders of Common Stock (otherwise than cash dividends paid out of the earned surplus of the corporation and dividends payable in Common Stock); or

		(b)	the corporation shall authorize the granting to the holders of
Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

		(c)	the corporation shall authorize any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger to which the corporation is a party and for which approval of any stockholders of the corporation is required, or the sale or conveyance of all or substantially all the property or business of the corporation; or

		(d)	there shall be proposed any voluntary or involuntary
dissolution, liquidation or winding-up of the corporation;

then, the corporation shall cause to be filed at the place or places maintained for the purpose of conversion of shares of this Series as provided in Section 7 hereof, and shall cause to be mailed to each holder of shares of this Series, at his address as it shall appear on the registry books of the corporation, as promptly as possible but in any event at least 20 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which
(i) a record is expected to be taken for the purpose of such dividend, expected to be taken for the purpose of such dividend, distribution, rights, or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, or warrants are to be determined, or (ii) such reclassification, change, consolidation, merger, sale, transfer, conveyance, dissolution, liquidation or winding-up is expected to become effective and the date, if any, is to be fixed, as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, transfer, conveyance, dissolution, liquidation or winding-up.

	10.	Taxes.  The corporation will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of (a) certificates for shares of this Series on redemption of less than all of the shares represented by any certificate for such shares surrendered for redemption or (b) certificates for shares of Common Stock on conversion of shares of this Series pursuant to Section 7 hereof; provided, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of certificates for shares of this Series of Common Stock, as the case may be, in a name other than that of the holder of shares of this Series to be redeemed or converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid. The corporation extends no protection with respect to any other taxes imposed in connection with such redemption or conversion of shares of this Series.

	11.	No Other Rights.  The shares of this Series shall not have any relative, participating, option or other special rights and powers other than as set forth herein.

	IN WITNESS WHEREOF, said McMoRan Exploration Co. has caused its corporate seal to be hereunder affixed and this Certificate of Designations to be signed by its Senior Vice President and Secretary as of this ______________.

	McMoRan EXPLORATION CO.


	By:
		Name:
		Title:

[CORPORATE SEAL]
Attest:


By:
	Name:
	Title: